PREFERED SHARES AMENDMENT AGREEMENT

This Agreement (this "Agreement") is dated as of September 26, 2016 (the "Effective Date") by and between Pernix Group, Inc., a Delaware Corporation ("Pernix") and Halbarad Group LTD, BVI ("Halbarad"). Pernix and Halbarad are sometimes referred to collectively as the Parties and individually as a Party.

WHEREAS, the Pernix has three different series of issued and outstanding Preferred Stock: Preferred Stock Series A ($.01 Par Value, 8% Cumulative Dividend); Preferred Series B ($.01 Par Value, $.325 per share Cumulative Dividend); and Series C ($.01 Par value, 8% Cumulative Dividend)

WHEREAS, Halbarad owns the following number of each series of Preferred Stock

Halbarad	Halabard Group, LTD, BVI
Series A	450,000 Shares
Series B	76,500 Shares
Series C	1,260,000 Shares

WHEREAS, the annual total dividends accrued by Halbarad's shares of Preferred Stock are the following:

Series of Preferred Stock	Total Annual Dividends Accumulated (outstanding shares)
Series A	$180,000.00 USD/Year
Series B	$24,862.50 USD/Year
Series C	$1,008,000.00 USD /Year
Total Annual Dividend	$1,212,862.50 USD/ Year

WHEREAS, Pernix and Halbarad desire to temporary halt the accrual of dividends on all series of Preferred Stock in exchange for 450,000 shares of Pernix Common Stock;

NOW THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledges, Pernix and Halbarad agree as follows:

1. **Definitions**

1.1 "Best Efforts" means the efforts that a prudent person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

1.2 "Halbarad" as defined above.

1.3 "Effective Date" as defined above.

1.4 "Securities Act" means, but is not limited to, the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law, as well as any other United States securities laws applicable to this transaction.

1.5 "Pernix" as defined above.

1.6 "Shares" means shares of Common Stock to be issued by Pernix as a result of this transaction.

2. Preferred Shares Amendment and Transfer of Shares; Effective Date

2.1 **Shares and Authorization.** Subject to the terms and conditions of this Agreement as of the Effective Date, Pernix hereby transfers to Halbarad 450,000 Shares of Pernix Common Stock.

2.2 **Preferred Stock dividend rights.** The Parties agree that in exchange for the 450,000 shares of Pernix Common Stock, that there will be a halt on the accrual of dividends on all Series of Preferred Stock beginning July 1, 2016 and ending on July 1, 2018.

2.3 **Amended Certificates of Designation.** The Parties agree that the Certificates of Designation for Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock will be Amended in their entirety substantially in the form attached hereto as Exhibit "A" , Exhibit "B", and Exhibit "C".

2.4 **Obligations.** Pernix will deliver to Halbarad: the new certificates representing the Shares exchanged within 30 calendar days after the execution of this Agreement.

3. Representations and Warranties of the Halbarad. Halbarad represents and warrants to Pernix as follows:

3.1 Halbarad is an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated by the U.S. Securities and Exchange Commission (the "SEC") under the Securities Act. For this purpose, Halbarad understands that an "accredited investor" includes:

3.1.1. any individual who: (i) has a net worth (with spouse) in excess of $1 million; or (ii) has had an individual income in excess of $200,000 (or joint income with spouse in excess of $300,000) in each of the two most recent years and who reasonably expects the same income level for the current year; or (iii) who is an executive officer or director of Pernix;

3.1.2 any entity in which all of the equity owners or partners are "accredited investors"; or

3.1.3 any corporation or partnership with total assets in excess of $5,000,000 that was not formed for the specific purpose of purchasing the securities sold hereunder.

3.2 Halbarad considers itself to be a sophisticated investor in companies similarly situated to Pernix, and Halbarad has substantial knowledge and experience in financial and business matters (including knowledge of finance, securities and investments, generally, and experience and skill in investments based on actual participation) such that Halbarad is capable of evaluating the merits and risks of the prospective investment in Pernix.

3.3 Halbarad's current address is as set forth in Section 5.2.

3.4 Halbarad has been advised and acknowledges that the issuance of the Shares will not be registered under the Securities Act, in reliance upon the exemption(s) from registration promulgated thereunder, and, therefore, are "restricted securities." Halbarad also acknowledges that the issuance of the Shares will not be registered under the securities laws of any state. Consequently, Halbarad agrees that the Shares cannot be resold unless they are registered under the Securities Act and applicable state securities laws, or unless an exemption from such registration requirements is available. Halbarad has been advised and acknowledges that Pernix is under no obligation to take any action necessary in order to make available any exemption for the transfer of the Shares without registration.

3.5 Halbarad is accepting the Shares as compensation for the temporary halt on dividends solely for Halbarad's own account and not as nominee for, representative of, or otherwise on behalf of, any other person. Halbarad is purchasing the Shares with the intention of holding the Shares for investment, with no present intention of participating directly or indirectly in a subsequent public distribution of the Shares unless registered under the Securities Act and applicable state securities laws, or unless an exemption from such registration requirements is available. Halbarad shall not make any sale, transfer or other disposition of the Shares in violation of state or federal law.

3.6 Halbarad has been advised that there is no assurance that Pernix will continue to be a "Public Company" (*i.e.*, a company with equity securities registered with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") or, even if Pernix continues to be a Public Company, that there will be an active market for the Shares. Halbarad is aware that Halbarad's investment in Pernix is speculative and involves a high degree of risk of loss arising from, among other things, substantial market, operational, competitive and other risks, and, having made Halbarad's own evaluation of the risks associated with this investment, Halbarad is aware and Halbarad has been advised that Halbarad must bear the economic risks of a purchase of the Shares indefinitely.

3.7 Halbarad acknowledges that the Shares were not offered to Halbarad by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which Halbarad was invited by any of the foregoing means of communication.

3.8 Halbarad understands and agrees that Pernix, and all current and future stockholders of the Pernix, are relying on the agreements and representations contained herein.

3.9 In connection with the conversion to Shares by Halbarad, Halbarad has not paid and will not pay, and has no knowledge of the payment of, any commission or other direct or indirect remuneration to any person or entity for soliciting or otherwise coordinating the purchase of the Shares.

3.10 Halbarad has been advised and agrees that there will be placed on any certificates representing the Shares, or any substitution(s) thereof, a legend stating in substance the following (and including any restrictions or conditions that may be required by any applicable state law), and Halbarad has been advised and further agrees that Pernix will refuse to permit the transfer of the Shares out of Halbarad's name in the absence of compliance with the terms of such legend:

> *"The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under any state securities laws and may not be sold, pledged, transferred, assigned or otherwise disposed of except in accordance with such Act and the rules and regulations thereunder and in accordance with applicable state securities laws. The Company will transfer such shares only upon receipt of evidence satisfactory to the Company, which may include an opinion of counsel, that the registration provisions of such Act have been compiled with or that such registration is not required and that such transfer will not violate any applicable state securities laws."*

3.11 Halbarad is aware that Pernix may offer and sell additional shares of Preferred Stock, Common Stock or other securities in the future, thereby diluting Halbarad's percentage equity ownership of Pernix.

3.12 Halbarad is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

3.13 There is no pending proceeding that has been commenced against Halbarad and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the contemplated transactions in this Agreement. To Halbarad's knowledge, no such proceeding has been threatened.

3.14 Halbarad and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Pernix harmless from any such payment alleged to be due by or through Halbarad as a result of the action of Halbarad and its officers or agents.

4. General Provisions.

4.1 **Expenses.** Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the contemplated transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

4.2 **Notices.** All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by fax machine (with written confimation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a Party may designate by notice to the other Party):

Pernix:	Pernix Group, Inc. 151 E 22nd Street Lombard Ill. 60148 USA
Attention:	Nidal Z. Zayed CEO and President
Fax:	(630) 620-4753
Halbarad:	Halbarad Group, LTD., BVI
European address:	Herrengasse 5 PO Box 1155 FL – 9490 Vaduz
Attention:	Mrs. Sandra A. Marc-Büchel Director
Fax:	00423 237 69 78

Sub

4.3 **Waiver.** The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and

no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

4.4 **Entire Agreement and Modification.** This Agreement supersedes the 2015 Loan and the 2016 Loan as well as all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

4.5 **Assignments, Successors, No Third-Party Rights.** Neither Party may assign any of its rights under this Agreement without the prior consent of the other Party, (which will not be unreasonably withheld), except that Halbarad may assign any of its rights under this Agreement to any Subsidiary of Halbarad. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.

4.6 **Severability.** If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

4.7 **Governing Law.** This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

4.8 **Counterparts.** This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of

which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective Date through their duly authorized and empowered representatives.

Halbarad: ______________________

Sandra A. Marc-Büchel
Director

Halbarad Group, LTD, BVI

Pernix: ______________________

Nidal Z. Zayed
President and
Chief Executive Officer
Pernix Group, Inc.